Exhibit 10.15

FIRST AMENDMENT TO

OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made and entered into this 18 day of October, 2007, by and between TP BUILDING I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation.

Recitals

A. On or about November 17, 2006, Landlord and Tenant entered into an Office Lease Agreement (the “Lease”) in which Landlord agreed to lease to Tenant certain premises (the “Premises”) located in The Pointe I, an office building located at approximately 65 East Highland Drive, Draper, Utah, as more particularly described in the Lease.

B. At the time the Lease was signed, Landlord and Tenant did not know the exact area of the Premises and assumed the Premises would contain 30,000 square feet. Landlord and Tenant now desire to amend the Lease to state the exact area of the Premises, to adjust the Base Rent and Tenant’s Pro Rata Share accordingly, to state the exact amount of the Allowance, and in certain other respects.

Terms and Conditions

NOW, THEREFORE, in consideration of the Lease and the mutual promises contained in the Lease and in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals; Definitions; Effective Date. All capitalized terms used in this Amendment and not defined herein shall have the meanings attributed to such terms in the Lease. The foregoing recitals are hereby incorporated into this Amendment and form a part hereof. The changes to the Lease made by this Amendment shall become effective immediately upon execution hereof by both Landlord and Tenant.

2. Area of Premises. The third sentence of Section 1.02 of the Lease is amended to read as follows: “The ‘Rentable Square Footage of the Premises’ is 36,055 square feet.”

3. Base Rent. Section 1.03 of the Lease is amended to read in its entirety as follows:

“1.03 ‘Base Rent’:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Months 1-4 (rent free) Months 5 – 12	$15.25	$45,819.90
Months 13 – 24	$15.63	$46,961.38
Months 25 – 36	$16.02	$48,133.43
Months 37 – 47 Month 48 (rent free)	$16.42	$49,335.26
Months 49 – 60	$16.83	$50,567.14
Months 61 – 71 Month 72 (rent free)	$17.25	$51,829.06”

4. Tenant’s Pro Rata Share. Section 1.04 of the Lease is amended to read in its entirety as follows:

“1.04 ‘Tenant’s Pro Rata Share’: 31.33%.”

5. Allowance. The amount of the Allowance referred to in Section 1.07 of the Lease, based on the actual usable square footage of 31,743 square feet, is $1,015,776.00.

6. Substitution of Exhibit. Exhibit A-l – Page 1 of the Lease is hereby deleted and Exhibit A-l – Page 1 attached to this Amendment is substituted therefor. Exhibit A-l – Page 2 of the Lease remains unchanged.

7. Construction of Exercise Room. Tenant will be allowed to construct an exercise room in its currently planned location on the fourth floor which location is partially over a hallway and partially over a currently unleased area of the third floor. At the time that a potential tenant is interested in leasing the third floor space beneath the exercise room Landlord and Tenant will promptly consult with the potential tenant to evaluate if noise or vibration from the exercise room causes any concern. In the event that the potential tenant is concerned about noise or vibration from the exercise room then Tenant shall have the option to either lease the space immediately beneath the exercise room, at the same rate and on the same terms being offered to the potential tenant, or to remove exercise equipment in order to eliminate the noise and vibration to the new tenant’s satisfaction. Tenant shall give Landlord notice of its decision within ten (10) days after the consultation at which concern has been expressed by the potential tenant.

8. Postponement of Construction of Some Tenant Improvements. Tenant desires to postpone the construction of some of the tenant improvements on the portion of the Premises located on the third floor of the Building and Landlord has agreed to such postponement. Landlord and Tenant have agreed upon a small area of hallway, an IT room, and an adjacent server room to be improved now. The remainder of the Premises on the third floor will remain unimproved at this time and will either be improved in the future for Tenant’s use or possibly subleased by Tenant in the future (subject to the subleasing provisions of the Lease). Tenant will be allowed to retain any unused portion of the Allowance (remaining after the improvement of the fourth floor and those portions of the third floor which are being improved now) and to apply the same to future tenant improvements on the third floor. On or before August 1, 2008, Tenant shall submit plans to Landlord in writing for its use of the unused portion of the Allowance. Such plans shall be subject to Landlord’s consent, which will not be unreasonably withheld.

9. Counterparts and Faxed Copies. This Amendment may be executed in any number of counterparts, provided each counterpart is identical in its terms. Each such counterpart, when executed and delivered will be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument. Facsimile transmission of a signed counterpart shall be deemed to constitute delivery of the signed original.

10. Effect of Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, this Amendment will control. Except as modified hereby, the Lease remains in full force and effect between the parties.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the day and year first above written.

LANDLORD:	TENANT:

TP BUILDING I, LLC, a Utah limited liability company	HEALTHEQUITY, INC., a Delaware corporation

By:	By:
Title:	Title:

EXHIBIT “A-1”

Exhibit A-1 - Page 1